Exhibit 99.1

For Immediate Release

Dr. Michael Nobel Delivers Keynote Address on Hyperthermia Therapy at Japanese Cancer Symposium

SALT LAKE CITY, Utah October 14, 2008—BSD Medical Corporation (NASDAQ:BSDM) announced today that a member of its Board of Directors, Dr. Michael Nobel, was the keynote speaker at the Japanese Cancer Symposium recently concluded at the Shizuoka Cancer Center in Shizuoka, Japan.  The symposium addressed the theme, “Fulfilling the Promise of Personalized Medicine in Cancer Therapy: Development of the Medical Engineering Platform.”

The symposium was sponsored by the Frontier Collaborative Research Center and Graduate School of Bioscience and Biotechnology of the Tokyo Institute of Technology, and the Shizuoka Cancer Center Research Institute.  Six prominent Japanese cancer specialists participated along with Dr. Nobel as part of the program, including representatives from the Shizuoka Cancer Center, the Tokyo Institute of Technology, RIKEN Yokohama, the Chiba Cancer Center Research Institute, Kinki University School of Medicine, Osaka Medical College and the Japanese Foundation for Cancer Research. Over 120 professionals in cancer therapy attended the keynote address.  A reception and dinner were given in honor of Prof. Nobel as the visiting dignitary.

Dr. Nobel spoke on the topic, “The application of hyperthermia in conjunction with radiation and chemotherapy.”  His presentation discussed the advances in the use of hyperthermia therapy in treating various forms of cancer.  Specifically he cited the numerous clinical studies that have been reported recently regarding the effectiveness of the use of hyperthermia in improving the outcomes of cancer therapy when used in conjunction with radiation or chemotherapy.

Dr. Nobel reviewed the successes in using the BSD-2000 in treating cervical cancer and soft tissue sarcomas as well as other cancers.  It the case of cervical cancer, he pointed out that a phase III study showed that hyperthermia with radiation therapy has demonstrated an almost doubling of survival in 12 years of follow-up, as compared to radiation treatments alone.  He also reviewed the increased use of the BSD-500, particularly in the treatment of recurrent breast cancer throughout the USA.   Dr. Nobel discussed the minimal side effects that result from the use of hyperthermia therapy to increase the effectiveness of other therapies.

The Japanese market for medical devices is over $20 billion per year, second only in size to that of the US market.  With over 569,000 new cases of cancer reported each year, Japan represents a strong market for cancer therapy devices, and BSD Medical sees this market as one with significant potential for its family of systems.

About BSD Medical Corporation

BSD Medical is a leading developer of systems used to provide cancer therapies requiring precision-focused heat through RF/microwave technologies. The company’s systems have been designed to kill cancer through heat alone, and as companion therapies to improve the results when used along with radiation treatments. For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including statements regarding the anticipated market for the Company’s systems in Japan, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.